Exhibit 10.41

May 24, 1995

The Prudential Insurance Company of America
c/o Prudential Capital Group
1201 Elm St., Suite 4900
Dallas, Texas  75270

               Fifth Amendment to 1991 Agreement
           Third Amendment to Master Shelf Agreement

Ladies and Gentlemen:

           We refer to the Note Agreement between NPC International, Inc., formerly National Pizza Company (the "Company"), and The Prudential Insurance Company of America ("Prudential") dated as of March 13, 1991 (as previously amended, the "1991 Agreement"), and the Master Shelf Agreement between the Company and Prudential dated as of June 9, 1994 (as previously amended, the "Master Shelf Agreement" and together with the 1991 Agreement, the "Existing Agreements"). Each capitalized term used herein but not defined herein shall have the meaning assigned to such term in the Existing Agreements.

           Skipper's, Inc., a wholly owned subsidiary of the Company, has closed certain of its restaurant locations. In connection with the Skipper's closings, the Company has taken a charge against consolidated income for the fiscal quarter ending March 28, 1995. As a result of the
Skipper's closings and certain other transactions contemplated by the Company, certain provisions and covenants in the Existing Agreements require amendment. Accordingly, you and the Company hereby agree as follows:

                Amendment of Subsection 6A of the Existing Agreements. The Company requests Prudential to amend and Prudential hereby amends the provisions of Subsection 6A of each of the Existing Agreements as follows:

           "Consolidated Net Worth Requirement. The Company will not permit Consolidated Net Worth at any time to be less than the sum of (i) $72,258,000 plus (ii) an amount equal to 50% of
     Consolidated Net Earnings (without reduction for any deficit in Consolidated Net Earnings for any quarterly fiscal period) for the period from and after March 28, 1995 to and including the date of determination thereof, computed on a cumulative basis for such period."

                 Amendment of Subsection 6C(2)(A)(iv) of the Existing Agreements. The Company requests Prudential to amend and Prudential hereby amends the provisions of Subsection 6C(2)(A)(iv) of each of the Existing Agreements as follows:

           (iv) additional Debt of the Company and its Subsidiaries; provided that (x) the aggregate amount of all Debt of the Company and its Subsidiaries (determined on a consolidated basis) shall not exceed at any time an amount equal to (1) prior to and including the last day of the first fiscal quarter of fiscal year 1997, three (3) times EBITDA, and (2) thereafter, two and three-fourths (2.75) times EBITDA, in each case for the four fiscal quarters immediately preceding the date of determination, and (y) in the case of Priority Debt, such Debt is within the applicable limitations of paragraphs 6C(1) and 6C(4).

                Amendment of Subsection 6C(6) of the Existing Agreements. The Company requests Prudential to amend and Prudential hereby amends the provisions of Subsection 6C(6) of each of the Existing Agreements by inserting the following additional subparagraph (v) at the end thereof:

           "(v)   the  Company or Skipper's, Inc. may sell  or  dispose  of
     assets related to discontinued operations or idle properties of Skipper's, Inc."

                Amendment  of  Section 10 of the Existing Agreements.   The
Company requests Prudential to amend and Prudential hereby amends the provisions of Section 10 of each of the Existing Agreements by inserting the following defined term therein in the appropriate alphabetical order:

           "'EBITDA' for any period shall mean the sum of Consolidated Operating Income (as defined according to GAAP) during such period, plus (to the extent deducted in determining Consolidated Operating Income during such period) consolidated depreciation and amortization."

           Except as expressly amended as set forth above, the Existing Agreements remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any provision of the Existing Agreements.

           This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment.

           If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning one counterpart of this letter amendment to "NPC International, Inc., 720 West 20th Street, P.O. Box 643, Pittsburg, Kansas 66762, Attention: Troy D. Cook. This Amendment shall become effective as of the date first above written when and if counterparts of this Amendment shall have been executed by you and the Company.

Very truly yours,

NPC INTERNATIONAL, INC.
By:  Troy D. Cook
Title:    Vice President and Chief Financial Officer


Agreed as of the date first above written:

THE PRUDENTIAL INSURANCE COMPANY   OF AMERICA
By: __________________________________
Name: ________________________________
Title: _________________________________
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